For the fiscal year ended (a) March 31, 1998
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders



     An  Annual Meeting of Stockholders was held
on   July   10,  1997.   At  such  meeting   the
stockholders elected the entire slate  of  Class
II Directors and ratified the selection of independent accountants. Shareholders did not approve the following proposal submitted by a shareholder of the Fund:


     a)   approval  of  a  shareholder  proposal
          recommending  the liquidation  of  the
          Fund.

          Affirmative                   Negative
Shares
          votes  cast                votes  cast
Abstained

             2,733,730                 4,222,890
373,264